  EXHIBIT 99.1

GLOWPOINT, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders Glowpoint, Inc.

We have audited the accompanying consolidated balance sheets of Glowpoint, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity (capital deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Glowpoint, Inc. and subsidiaries as of December 31, 2005 and 2004 and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Eisner LLP

Florham Park, New Jersey
February 23, 2007

GLOWPOINT, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004
(In thousands, except par value)

	Year Ended December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$2,023	$4,497
Escrowed cash	—	337
Accounts receivable, net of allowance for doubtful accounts of $145 and $305; respectively	2,171	1,872
Receivable from Gores Technology Group	—	2,371
Prepaid expenses and other current assets	510	554
Total current assets	4,704	9,631
Property and equipment, net	4,117	5,103
Other assets	216	258
Total assets	$9,037	$14,992

LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)
Current liabilities:
Accounts payable	$1,586	$2,984
Accrued expenses	5,024	3,822
Current portion of derivative financial instrument	1,246	367
Deferred revenue	374	265
Capital lease obligations	—	35
Total current liabilities	8,230	7,473

Derivative financial instrument, less current portion	324	932
Total liabilities	8,554	8,405

Preferred stock, $.0001 par value; 5,000 shares authorized and redeemable; 0.120 and 0.204 Series B shares issued and outstanding, (stated value of $2,888 and $4,888; liquidation value of $3,388 and $5,257), respectively	2,888	4,888

Commitments and contingencies (Note 11)

Stockholders’ equity (capital deficit):
Common stock, $.0001 par value; 100,000 shares authorized; 46,086 shares issued and 37,935 shares issued and issuable; 46,046 and 37,895 shares outstanding, respectively	5	4
Additional paid-in capital	160,219	148,510
Accumulated deficit	(161,833)	(145,399)
Deferred compensation	(556)	(1,176)
	(2,165)	1,939
Less: Treasury stock, 40 common shares at cost	(240)	(240)
Total stockholders’ equity (capital deficit)	(2,405)	1,699
Total liabilities and stockholders’ equity (capital deficit)	$9,037	$14,992

See accompanying notes to consolidated financial statements.

GLOWPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2005 and 2004
(In thousands, except per share data)

	Year ended December 31,
	2005	2004
Revenue	$17,735	$15,867
Cost of revenue	14,984	16,019
Gross margin (loss)	2,751	(152)

Operating expenses:
Research and development	1,242	1,078
Sales and marketing	4,028	3,265
General and administrative	14,120	12,598
Total operating expenses	19,390	16,941
Loss from operations before other (income) expense	(16,639)	(17,093)

Other (income) expense:
Gain on settlement with Gores	(379)	—
Interest income, net	(97)	(29)
Increase in fair value of derivative financial instrument	271	134
Other income	—	(5,000)
Gain on marketable equity securities	—	(132)
Amortization of discount on subordinated debentures	—	2,650
Loss on exchange of debt	—	743
Amortization of deferred financing costs	—	448
Total other income, net	(205)	(1,186)
Net loss	(16,434)	(15,907)
Preferred stock dividends	(315)	(369)
Preferred stock deemed dividends	(1,282)	—
Net loss attributable to common stockholders	$(18,031)	$(16,276)

Net loss attributable to common stockholders per share:
Basic and diluted	$(0.41)	$(0.45)

Weighted average number of common shares:
Basic and diluted	44,348	36,416

See accompanying notes to consolidated financial statements.

GLOWPOINT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)
December 31, 2005 and 2004
(In thousands)

	Common Stock		Additional Paid In	Accumulated	Comprehensive	Deferred	Treasury Stock
	Shares	Amount	Capital	Deficit	Income	Comp.	Shares	Amount	Total
Balance at January 1, 2004	30,555	$3	$135,730	$(129,492)	$78	$(1,498)	40	$(240)	$4,581
Net loss	—	—	—	(15,907)	—	—	—	—	(15,907)
Reversal of unrealized loss upon sale of marketable securities	—	—	—	—	(78)	—	—	—	(78)
Comprehensive loss	—	—	—	—	—	—	—	—	(15,985)
Deferred compensation related to the issuance of restricted stock (including 80 shares issuable which were issued in 2005)	270	—	511	—	—	(511)	—	—	—
Amortization of deferred compensation from the issuance of restricted stock	—	—	—	—	—	699	—	—	699
Forfeiture of deferred stock compensation	(40)	—	(134)	—	—	134	—	—	—
Extension of expiration date of stock options services	—	—	67	—	—	—	—	—	67
Issuance of stock options for consulting services	—	—	32	—	—	—	—	—	32
Exercise of stock options	782	—	570	—	—	—	—	—	570
Exchange of subordinated debentures for preferred stock, common stock and modification of warrants	250	—	743	—	—	—	—	—	743
Issuance of common stock and warrants in connection with private placement	6,100	1	11,315	—	—	—	—	—	11,316
Issuance of shares in lieu of interest on subordinated debentures	18	—	45	—	—	—	—	—	45
Preferred stock dividends	—	—	(369)	—	—	—	—	—	(369)
Balance at December 31, 2004	37,935	4	148,510	(145,399)	—	(1,176)	40	(240)	1,699
Net loss	—	—	—	(16,434)	—	—	—	—	(16,434)
Comprehensive loss	—	—	—	—	—	—	—	—	(16,434)
Amortization of deferred compensation from the issuance of restricted stock	—	—	—	—	—	620	—	—	620
Compensation from extension of stock options	—	—	48	—	—	—	—	—	48
Issuance and extension of warrants for consulting services	—	—	196	—	—	—	—	—	196
Issuance of stock options for consulting services	—	—	148	—	—	—	—	—	148
Exercise of stock options	50	—	74	—	—	—	—	—	74
Exchange of subordinated debentures for preferred stock, common stock and modification of warrants	1,334	—	2,000	—	—	—	—	—	2,000
Issuance of common stock and warrants in connection with private placement	6,767	1	9,375	—	—	—	—	—	9,376
Fair value of inducement to convert preferred stock and accrued dividends of $183	—	—	1,350	—	—	—	—	—	1,350
Deemed dividend for inducement to convert preferred stock	—	—	(1,167)	—	—	—	—	—	(1,167)
Preferred stock dividends	—	—	(315)	—	—	—	—	—	(315)
Balance at December 31, 2005	46,086	$5	$160,219	$(161,833)	$—	$(556)	40	$(240)	$(2,405)

See accompanying notes to consolidated financial statements.

GLOWPOINT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005 and 2004
(In thousands)
	Year Ended December 31,
	2005	2004
Cash flows from Operating Activities:
Net loss	$(16,434)	$(15,907)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,294	2,236
Amortization of deferred financing costs	—	448
Amortization of discount on subordinated debentures	—	2,650
Loss on exchange of debt	—	743
Other expense recognized for the increase in the estimated fair value of derivative financial instrument	271	134
Common stock issued for interest on convertible debentures	—	45
Gain on settlement with Gores	(379)	—
Equity-based compensation	1,012	798
Other	—	(78)
Increase (decrease) in cash attributable to changes in assets and liabilities, net of effects of acquisition:
Accounts receivable.	(299)	496
Receivable from Gores Technology Group	—	(5,539)
Prepaid expenses and other current assets	44	415
Other assets	42	(195)
Accounts payable	(1,398)	616
Accrued expenses.	1,152	1,580
Accrued equity-based compensation.	(82)	82
Deferred revenue	109	46
Net cash used in operating activities.	(13,668)	(11,430)

Cash flows from Investing Activities:
Proceeds from discontinued operations, including escrowed cash (Note 3)	3,087	—
Purchases of property, equipment and leasehold improvements	(1,308)	(1,097)
Net cash provided by (used in) investing activities	1,779	(1,097)

Cash flows from Financing Activities:
Proceeds from issuance of common stock and warrants	9,376	11,316
Proceeds attributed to derivative financial instrument	—	1,164
Proceeds from exercise of stock options	74	570
Payments on capital lease obligations	(35)	(131)
Net cash provided by financing activities	9,415	12,919
(Decrease) increase in cash and cash equivalents	(2,474)	392
Cash and cash equivalents at beginning of year	4,497	4,105
Cash and cash equivalents at end of year	$2,023	$4,497

Supplement disclosures of cash flow information:
Cash paid during the period for:
Interest	$3	$63

	Year Ended December 31,
	2005	2004
Non-cash investing and financing activities:
Deferred compensation and additional paid-in capital recorded for the issuance of restricted common stock	$—	$511
Reduction in deferred compensation and additional paid-in capital for the forfeiture of restricted common stock	—	134
Issuance of Series B convertible preferred stock in exchange for convertible debentures	—	4,888
Conversion of Series B convertible preferred stock to common stock	2,000	—
Preferred stock deemed dividends	1,282	—
Preferred stock dividends	315	369
Equity issued as consideration for accrued preferred stock dividends	183	—

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

Note 1 - The Business

Glowpoint, Inc. (“Glowpoint” or “we” or “us”), a Delaware corporation, provides comprehensive video communications services. Prior to 2004, Glowpoint, then known as Wire One Technologies, Inc., sold substantially all of the assets of its video solutions (VS) equipment sales business to an affiliate of Gores Technology Group (“Gores”) and accordingly, the accompanying consolidated financial statements do not include such operations (see Note 3). Our services include IP-based and ISDN-based videoconferencing services, which are provided principally on a subscription basis, and managed bridging conferencing services for multi-point video and audio communications among three or more participants. We also provide hosting, IP-based broadcasting and event services.

In April 2004, we entered into an agreement with Tandberg, Inc., a wholly owned subsidiary of Tandberg ASA, a global provider of visual communications solutions. As part of the agreement, we acquired for $1.00 certain assets and the customer base of Tandberg owned Network Systems LLC (successor to the NuVision Companies). Network Systems customers, primarily ISDN-based video users, obtained immediate access to our video bridging and webcasting services. As part of the agreement, Tandberg’s corporate use of IP video communications and other telecommunications services, formerly purchased through Network Systems, is being provided exclusively by us under a multi-year agreement. In addition, we assumed contractual commitments with AT&T, MCI and Sprint from Network Systems, which were subsequently consolidated into new agreements with these carriers. For accounting purposes, such commitments did not result in any additional asset or liability recognition. The purchase price for this transaction was $1.00 and was accounted for following purchase accounting under Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”. The fair value of tangible assets acquired and liabilities assumed were nominal. Accordingly, we did not record any value of intangible assets acquired. Results of operations of the acquired business are included in the accompanying consolidated financial statements from April 20, 2004, the date of acquisition. The following unaudited proforma information for the year ended December 31, 2004 gives effect to the acquisition as if it had occurred on January 1, 2004 (in thousands, except per share amounts):

Revenue	$16,857
Gross margin	361
Net loss	(15,602)
Net loss attributable to common stockholders	(15,971)
Net loss attributable to common stockholders per share	$(0.44)

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. We have incurred recurring operating losses and negative operating cash flows since our inception including a net loss of $16,434,000 and negative operating cash flows of $13,668,000 for the year ended December 31, 2005. At December 31, 2005 we had cash and cash equivalents of $2,023,000, a working capital deficit of $3,526,000 and an accumulated deficit of $161,833,000. In 2006 we commenced a restructuring of the current business (see Note 16). We raised capital in March and April 2006, but continue to sustain losses and negative operating cash flows. There are no assurances that we will be able to raise additional capital as needed. We believe that our available capital as of December 31, 2005 and the proceeds of the March and April 2006 financings together with our restructured operating activities will enable us to continue as a going concern through December 31, 2006.

The accompanying consolidated financial statements for the year ended December 31, 2004 are as restated in an exhibit to our Form 8-K filed on January 18, 2007. Our summary unaudited quarterly results of operations presented in Note 15 are consistent with the restated unaudited condensed consolidated statements of operations included in our March 31, 2005, June 30, 2005 and September 30, 2005 Quarterly Reports on Form 10-Q/A filed on January 31, 2007.

Principles of Consolidation

The consolidated financial statements include the accounts of Glowpoint and our wholly-owned subsidiaries, AllComm Products Corporation, and VTC Resources, Inc.. All material inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

Preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from the estimates made. We continually evaluate estimates used in the preparation of the consolidated financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. The significant areas of estimation include determining the allowance for doubtful accounts, sales and use tax obligations, regulatory fees and related penalties and interest, the estimated life of customer relationships, the estimated lives of property and equipment and the fair value of derivative financial instruments.

Changes to our allowance for doubtful accounts during the years ended December 31, 2005 and 2004 are summarized as follows (in thousands):

	2005	2004
Balance at beginning of year	$305	$190
Charged to expense	129	412
Deductions	(289)	(297)
Balance at end of year	$145	$305

Revenue Recognition

We recognize service revenue, including amounts related to surcharges charged by our carriers, related to the Glowpoint network subscriber service and the multi-point video and audio bridging services as service is provided. Customer activation fees are deferred and recognized over the twenty-four month estimated life of our customer relationship, as the activations are closely related to the subsequent delivery of our services. We recognize revenue derived from other sources when services are provided or events occur.

Cash and Cash Equivalents

We consider all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents.

In September 2003, as a condition to closing the sale of our videoconferencing equipment business, we set aside $335,000 in an interest-bearing escrow account. The $335,000 is included in escrowed cash on the consolidated balance sheet at December 31, 2004. Subsequently, we entered into a settlement agreement under which Gores released to us the $335,000, including the interest thereon, that was escrowed.

Concentration of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents, and trade accounts receivable. We place our cash and cash equivalents primarily in commercial checking accounts and money market funds. Commercial bank balances may from time to time exceed federal insurance limits; money market funds are uninsured.

We perform ongoing credit evaluations of our customers. We record an allowance for doubtful accounts based on specifically identified amounts that are believed to be uncollectible. We also record additional allowances based on certain percentages of our aged receivables, which are determined based on historical experience and an assessment of the general financial conditions affecting our customer base. If our actual collections experience changes, revisions to our allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. We do not obtain collateral from our customers to secure accounts receivable.

Property and Equipment

Property and equipment are stated at cost and are depreciated over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the shorter of either the asset's useful life or the related lease term. Depreciation is computed on the straight-line method for financial reporting purposes. Property and equipment include fixed assets subject to capital leases which are depreciated over the life of the respective asset.

Long-Lived Assets

We evaluate impairment losses on long-lived assets used in operations, primarily fixed assets, whenever events and circumstances indicate that the carrying value of an asset may not be recoverable in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". For purposes of evaluating the recoverability of long-lived assets, the undiscounted cash flows estimated to be generated by those assets would be compared to the carrying amounts of those assets. If and when the carrying values of the assets exceed their fair values, the related assets will be written down to fair value.

Income Taxes

We use the asset and liability method to determine our income tax expense or benefit. Deferred tax assets and liabilities are computed based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that are expected to be in effect when the differences are expected to recovered or settled. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

Earnings (Loss) per Share

Basic loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted loss per share for 2005 and 2004 is the same as basic loss per share. For 2005 and 2004 a total of 14,752,000 and 12,566,000, respectively, potential common shares for outstanding options and warrants and 1,301,000 and 2,080,000, respectively, shares issuable upon conversion of our Series B convertible preferred stock have been excluded from the calculation of diluted loss per share because the effects would be anti-dilutive.

Stock-based Compensation

We periodically grant stock options to employees and directors in accordance with the provisions of our stock option plans, with the exercise price of the stock options being set at the closing market price of the common stock on the date of grant. We account for our employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and, accordingly, account for employee stock-based compensation utilizing the intrinsic value method. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", establishes a fair value based method of accounting for stock-based compensation plans. We have adopted the disclosure only alternative under SFAS No. 123 and SFAS No. 148 "Accounting For Stock Based Compensation-Transition and Disclosure", which requires disclosure of the pro forma effects on our net loss attributable to common stockholders and the related per share amounts as if the fair value based method had been adopted as well as certain other information.

Stock options or warrants issued in return for services rendered by non-employees are accounted for using the fair value based method. The following table illustrates the effect on net loss attributable to common shareholders and net loss per share for the years ended December 31, 2005 and 2004 if the fair value based method had been applied to all awards: (in thousands except per share data):

	2005	2004
Net loss attributable to common stockholders, as reported	$(18,031)		$(16,276)
Add: stock-based employee compensation expense included in reported net loss.	668		766
Deduct: total stock-based employee compensation expense determined under the fair value based method	(1,412)		(2,010)
Pro forma net loss attributable to common stockholders	$(18,775)	$	(17,520)

Net loss attributable to common stockholders per share:
Basic and diluted - as reported herein	$(0.41)		$(0.45)
Basic and diluted - pro forma	$(0.42)		$(0.48)

The weighted average grant date fair value of options granted during years ended December 31, 2005 and 2004 under the Black-Scholes option pricing model was $1.12 and $1.05 per option, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions during the years ended December 31, 2005 and 2004:

	2005	2004
Risk free interest rate	4.1%	3.5%
Expected option lives	5 Years	5 Years
Expected volatility	108.2%	113.2%
Expected dividend yields	None	None

Fair value of Financial Instruments

Financial instruments reported in our consolidated balance sheet consist of cash and cash equivalents, accounts receivable and accounts payable, the carrying value of which approximated fair value at December 31, 2005 and 2004 due to the short-term nature of these instruments.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R which addresses the accounting for transactions in which a company receives employee services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. It eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and generally requires that such transactions be accounted for using a fair-value-based method. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", we have been accounting for share-based compensation to employees using APB Opinion No. 25's intrinsic value method and, as such, we generally have not recognized compensation cost for employee stock options except for modifications. We are required to adopt SFAS No. 123R effective January 1, 2006. The impact of adopting SFAS No. 123R can not currently be estimated since it will depend on future share based awards.

In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets", an amendment of APB Opinion No. 29, "Accounting for Nonmonetary Transactions". SFAS No. 153 is based on the principle that exchange of nonmonetary assets should be measured based on the fair market value of the assets exchanged. SFAS No. 153 eliminates the exception of nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. We are currently evaluating the provisions of SFAS No. 153 and do not believe that the adoption of SFAS No. 153 will have a material impact on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This Statement replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for fiscal periods beginning after December 15, 2005 and is not expected to have a significant impact on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No. 133 and SFAS No. 140, and addresses issues raised in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company does not believe it will be materially affected by the adoption of SFAS No. 155.

In June 2006, issued interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109", regarding accounting for, and disclosure of, uncertain tax positions. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact FIN No. 48 will have on its results of operations and financial position.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, "Considering the Effects on Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements". SAB No. 108 requires registrants to quantify errors using both the income statement method (i.e. iron curtain method) and the rollover method and requires adjustment if either method indicates a material error. If a correction in the current year relating to prior year errors is material to the current year, then the prior year financial information needs to be corrected. A correction to the prior year results that are not material to those years would not require a "restatement process" where prior financials would be amended. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We do not anticipate that SAB No. 108 will have a material effect on our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", to define fair value, establish a framework for measuring fair value in accordance with generally accepted accounting principles, and expand disclosures about fair value measurements. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007, the beginning of the Company's 2008 fiscal year. The Company is assessing the impact the adoption of SFAS No. 157 will have on the Company's financial position and results of operations.

In September 2006, FASB issued SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans". SFAS No. 158 requires the recognition of the funded status of a benefit plan in the balance sheet; the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost; the measurement of defined benefit plan assets and obligations as of the balance sheet date; and disclosure of additional information about the effects on periodic benefit cost for the following fiscal year arising from delayed recognition in the current period. In addition, SFAS No. 158 amends SFAS No. 87, "Employers' Accounting for Pensions", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. SFAS No. 158 is effective for our year ending December 31, 2006. The Company is not currently able to quantify the effects of the adoption of SFAS No. 158 since actual amounts will depend on year-end calculations.

In February, 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

Note 3 - Sale of VS Business

In September 2003, we completed the sale of all of the assets of our VS business to Gores pursuant to the terms of the asset purchase agreement dated as of June 10, 2003. The total consideration payable to us under the agreement was up to $24,000,000, consisting of $21,000,000 in cash, of which $19,000,000 was payable as of closing ($335,000 was placed in an escrow account) and $2,000,000 was held back by Gores to cover potential purchase price adjustments, an unsecured $1,000,000 promissory note maturing on December 31, 2004 (bearing interest at 5% per annum) and up to $2,000,000 in earn-out payments based on performance of the assets over the two years following the closing. As partial consideration for the purchase of assets, Gores also assumed certain liabilities related to the VS business, including (1) all liabilities to be paid or performed after the closing date that arose from or out of the performance or non-performance by Gores after the closing date of any contracts included in the assets or entered into after June 10, 2003 and (2) our accounts payable, customer deposits, deferred revenue and accrued liabilities related to the VS business.

Pursuant to the agreement, Gores agreed that, for a period of three years commencing on the closing date, it would not, directly or indirectly, acquire or own any equity interest in certain of our competitors identified in the agreement. The agreement further provided that Gores could acquire an identified competitor upon payment to us of a one-time fee of $5,000,000. In November 2004, Gores acquired V-SPAN, Inc., which was one of the identified competitors.

Following the closing of the sale to Gores, we were unable to reach agreement with Gores on the amount, if any, of the adjustment to be made to the purchase price, which was based on the net assets, as defined, of the VS business sold to Gores as of June 30, 2003. Consequently, we entered into arbitration with Gores in July 2004, with PriceWaterhouseCoopers as the arbitrator. In January 2005, the arbitrator concluded that the net assets of the VS business sold to Gores should be reduced by $4,340,000.

In March 2005, we entered into a settlement agreement with Gores, resolving the outstanding disputes between the companies relating to the sale of the VS business, various payables between the companies and Gores’ acquisition of V-SPAN. Pursuant to the agreement, Gores paid us $2,750,000 and released the $335,000, including interest thereon that was escrowed at the closing of the asset sale. We dismissed our lawsuit against Gores relating to the V-SPAN acquisition. We will not receive any payments under the earn-out provision in the agreement.

The ultimate settlement of amounts due to/from Gores that arose subsequent to the transaction closing date and unrelated to the sale transaction, including $363,000 of revenues that we recognized during the year ended December 31, 2004 have been excluded from the sale transaction, and a gain from the settlement of these items of $379,000 has been recognized during year ended December 31, 2005, when the settlement was reached with Gores.

The arbitrator’s adjustment of $4,340,000 related to the correction of specific financial reporting errors. Accordingly, the accompanying consolidated financial statements reflect these items prior to 2004 and the gain or loss on the transaction has been accounted for upon the closing in 2003. Pursuant to the settlement agreement with Gores in 2005, each party was released from amounts due to the other beyond the payment by Gores of $2,750,000 and the release of the escrowed cash to us. Accordingly, we recognized the gain on settlement.

Note 4 - Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following at December 31, 2005 and 2004 (in thousands):

	2005	2004
Prepaid maintenance contracts	$136	$108
Due from vendors and tax authorities	134	—
Prepaid insurance	95	70
Deferred installation costs	63	66
Other prepaid expenses	82	310
	$510	$554

Note 5 - Property and Equipment

Property and equipment, net consist of the following at December 31, 2005 and 2004 (in thousands):

	2005	2004	Estimated Useful Life
Leasehold improvements	$214	$115	5 Years
Office furniture and equipment	359	352	5 Years
Computer equipment and software	1,906	1,757	3 to 4 Years
Videoconferencing equipment	74	74	3 Years
Bridging equipment	1,828	1,546	5 Years
Network equipment and software	7,849	7,078	3 to 5 Years
	12,230	10,922
Accumulated depreciation	(8,113)	(5,819)
	$4,117	$5,103

Depreciation expense was $2,294,000 and $2,236,000 for the years ended December 31, 2005 and 2004, respectively, which includes depreciation expense of $58,000 and $47,000 for 2005 and 2004, respectively, on fixed assets subject to capital leases. The equipment under capital leases as of December 31, 2005 and 2004 had a cost of $258,000 and $258,000, respectively, accumulated depreciation of $138,000 and $80,000, respectively, and a net book value of $120,000 and $178,000, respectively.

Note 6 - Accrued Expenses

Accrued expenses consist of the following at December 31, 2005 and 2004 (in thousands):

	2005	2004
Accrued taxes, regulatory fees and related penalties and interest	$3,063	$1,940
Accrued compensation	787	723
Accrued dividends	501	368
Other accrued expenses	673	791
	$5,024	$3,822

Note 7 - Bank Loan Payable

In February 2004, we terminated a working capital credit facility with JPMorgan Chase. As a result of the termination of this credit facility, we wrote off $85,000 of unamortized deferred financing costs to expense in the year ended December 31, 2004.

Note 8 - Subordinated Debentures

In December 2002, we raised net proceeds of $4,233,000 in a private placement offering of $4,888,000 principal amount of 8% convertible debentures. The debentures were convertible into 2,036,677 shares of common stock at $2.40 per share. The debentures were to mature in February 2004, or 90 days following the expiration (in May 2005) or earlier termination of the credit facility, whichever was later. We had the option of paying interest quarterly on the debentures in the form of either cash or shares of our common stock. Investors in the private placement offering also received five-year warrants to purchase 814,668 shares of common stock at an exercise price of $3.25 per share. The warrants are subject to certain anti-dilution adjustments. We also issued to our placement agent warrants to purchase 40,733 shares of common stock at an exercise price of $0.001 per share with an expiration date of January 31, 2003.

We allocated the proceeds received to the debentures and the related warrants based on the relative fair value method. The fair value of the debentures was determined based on the market value of the 2,036,677 common shares into which the debentures were convertible and the fair value of the warrants was determined using the Black Scholes pricing model. Of the proceeds, $1,292,000 was allocated to the warrants and was recorded as debt discount and additional paid-in capital and $3,596,000 was allocated to the debentures. Based on the market value of the common shares issuable upon conversion, as compared to the proceeds allocated to the debentures, further debt discount and additional paid-in capital of $2,107,000 was recorded for the beneficial conversion feature. The aggregate discount of $3,399,000 has been amortized over the term to maturity following the effective yield method.

In January 2004, in exchange for the cancellation and termination of debentures with an aggregate face value of $4,888,000 and forfeiture of any and all rights of collection, claim or demand under the debentures, we agreed to give the holders of the debentures: (i) an aggregate of 203.667 shares of Series B convertible preferred stock with a face value of $4,888,000; (ii) an aggregate of 250,000 shares of restricted common stock with a fair value of $675,000; and (iii) a reduction of the exercise price of the warrants issued pursuant to the original purchase agreement from $3.25 to $2.75 which had an incremental fair value of $68,000. See Note 9.

The Company incurred costs of $609,000 in connection with the financing, which were allocated to the warrants and the convertible debentures based on their relative fair values. The portion allocated to the warrants was recorded as a reduction to additional paid-in capital and the portion allocated to the convertible debentures was recorded as deferred financing costs, which have been amortized consistently with the debt discount.

Note 9 - Stockholders’ Equity (Capital Deficit)

Common Stock

In February 2004, we raised net proceeds of $12,480,000 in a private placement offering of 6,100,000 shares of our common stock at $2.25 per share. We also issued warrants to the investors in the private placement offering to purchase 1,830,000 shares of our common stock at an exercise price of $2.75 per share. The warrants expire five and a half years after the closing date. The warrants are subject to certain anti-dilution protection (minimum price of $2.60) and as a result of the March 2005 financing, the exercise price was reduced to $2.60 (the incremental fair value was nominal). In addition, we issued to our placement agent five and a half year warrants to purchase 427,000 shares of common stock at an exercise price of $2.71 per share with an estimated fair value of $895,000. The placement agent warrants are subject to anti-dilution protection (minimum price of $2.60) and as a result of the March 2005 financing, the exercise price was reduced to $2.60 (the incremental fair value was nominal).

The registration rights agreement for the February 2004 financing provides for liquidated damages of 3% of the aggregate purchase price for the first month and 1.5% for each subsequent month if we failed to register the common stock and the shares of common stock underlying the warrants or maintain the effectiveness of such registration. We account for the registration rights agreement as a separate freestanding instrument and account for the liquidated damages provision as a derivative liability subject to SFAS No. 133. The estimated fair value of the derivative liability is based on estimates of the probability and costs expected to be incurred and such estimates are revalued at each balance sheet date with changes in value recorded as other income or expense. $1,164,000 of the proceeds of the financing was attributed to the estimated fair value of the derivative liability. We estimated the fair value of the derivative liability as of December 31, 2005 and 2004 to be $1,570,000 and $1,299,000, respectively. For the years ended December 31, 2005 and 2004 we recognized other expense of $271,000 and $134,000, respectively for increases in the estimated fair value of the derivative liability.

In March 2005, we raised net proceeds of $9,376,000 in a private placement offering of 6,766,667 shares of our common stock at $1.50 per share. Investors in the private placement offering were also issued warrants to purchase 2,706,667 shares of common stock at an exercise price of $2.40 per share. The warrants expire five years after the closing date. The warrants are subject to certain anti-dilution protection (minimum price of $1.61). The warrants may be exercised by cash payment of the exercise price or by "cashless exercise”. As a result of the March and April 2006 financing, the exercise price of the warrants have been adjusted to $1.79. The exercise price of the warrants would be further adjusted to $1.64 if the Series B warrants included in the March and April 2006 financing become exercisable (See Note 16).

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock. Except for the 2,450 shares of Series A preferred stock issued prior to 2004 (all of which were converted into common stock prior to 2004) and the 203.667 shares of Series B convertible preferred stock issued in January 2004, the rights and privileges of the preferred stock have not yet been designated.

The Series B convertible preferred stock ranks senior to our common stock and subordinate to any indebtedness we may have outstanding. The Series B convertible preferred stockholders are entitled to receive dividends at the rate of eight percent (8%) of the stated value per share of $24,000 per year through July 21, 2005, increasing to twelve percent (12%) on July 22, 2005, payable annually at our option in cash or shares of common stock. We must obtain the affirmative vote of the holders of at least 75% of the outstanding shares of Series B convertible preferred stock in order to issue any securities ranking senior to or on parity with the Series B convertible preferred stock. Other than as described in the preceding sentence or as required by Delaware law, the Series B convertible preferred stock has no voting rights. If we liquidate, dissolve or wind up our affairs, the holders of the Series B convertible preferred stock are entitled to receive a liquidation preference equal to the stated value per share plus accrued and unpaid dividends. The Series B convertible preferred stock is convertible into our common stock at the conversion price of $2.40 per share of common stock and has anti-dilution rights. Upon a change of control, the holders of the Series B convertible preferred stock can require that we redeem their shares at the stated value per share plus accrued and unpaid dividends. We also have the option to redeem the outstanding shares of Series B convertible preferred stock at a price per share equal to 110% of the stated value plus accrued and unpaid dividends.

As described in Note 8, in January 2004, in exchange for the cancellation and termination of convertible debentures with an aggregate face value of $4,888,000 and forfeiture of any and all rights of collection, claim or demand under the debentures, we agreed to give the holders of the debentures: (i) an aggregate of 203.667 shares of Series B convertible preferred stock; (ii) an aggregate of 250,000 shares of restricted common stock; and (iii) a reduction of the exercise price of the warrants issued pursuant to the original purchase agreement from $3.25 to $2.75.

As a result of this exchange, the unamortized discount on subordinated debentures and deferred financing costs were written off to expense, resulting in amortization of discount of $2,650,000 and amortization of deferred financing costs of $363,000 for the year ended December 31, 2004. Additionally, we recognized a $743,000 loss on the exchange in 2004. The investors have anti-dilution rights. As a result of the February 2004 and March 2005 financings the conversion price of the Series B convertible preferred stock and the exercise price of the 814,668 warrants have been adjusted as of December 31, 2005 to $2.22 and $2.47, respectively and we recognized deemed dividends of $115,000 for the year ended December 31, 2005. The corresponding amount in the 2004 period was nominal. Accordingly, as of December 31, 2005, the Series B convertible preferred shares outstanding were convertible into 1,301,000 shares of common stock. As a result of the March 2006 and April 2006 financings, the conversion price of the Series B convertible preferred stock and the exercise price of the warrants have been further adjusted to $1.67 and $1.85, respectively. The conversion price of the Series B convertible preferred stock and the exercise price of the warrants would be further adjusted to $1.54 and $1.70, respectively if the Series B warrants included in the March and April 2006 financing become exercisable (See Note 16).

In March 2005, 83.333 shares of our outstanding Series B convertible preferred stock and accrued dividends of $183,000 were exchanged for 1,333,328 shares of our common stock and warrants to purchase 533,331 shares of our common stock with an excess aggregate fair value of $1,167,000. We recognized deemed dividends of $1,167,000 during the 2005 period in connection with the warrants and a reduced conversion price, which were offered as an inducement to convert.

Note 10 - Stock options and warrants

Glowpoint 2000 Stock Incentive Plan

Pursuant to the Glowpoint 2000 Stock Incentive Plan (the “2000 Plan”), as amended, 4,400,000 shares of common stock have been reserved for issuance thereunder. The 2000 Plan permits the grant of incentive stock options (“ISOs”) to employees or employees of our subsidiaries. Non-qualified stock options (“NQSOs”) may be granted to employees, directors and consultants. As of December 31, 2005, options to purchase a total of 3,323,000 shares were outstanding and 638,000 shares remained available for future issuance under the 2000 Plan.

The exercise price of the awards is established by the administrator of the plan and, in the case of ISOs issued to employees who are less than 10% stockholders, the per share exercise price must be equal to at least 100% of the fair market value of a share of the common stock on the date of grant or not less than 110% of the fair market value of the shares in the case of an employee who is a 10% stockholder. The administrator of the plan determines the terms and provisions of each award granted under the 2000 Plan, including the vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment, payment contingencies and satisfaction of any performance criteria.

1996 Stock Option Plan

Under the 1996 Stock Option Plan (the “1996 Plan”), as amended, 2,475,000 shares of common stock have been reserved for issuance thereunder. The 1996 Plan provides for the granting of options to officers, directors, employees and advisors. The exercise price of incentive stock options (“ISOs”) issued to employees who are less than 10% stockholders shall not be less than the fair market value of the underlying shares on the date of grant or not less than 110% of the fair market value of the shares in the case of an employee who is a 10% stockholder. The exercise price of restricted stock options shall not be less than the par value of the shares to which the option relates. Options are not exercisable for a period of one year from the date of grant. Under the 1996 Plan, no individual will be granted ISOs corresponding to shares with an aggregate exercise price in excess of $100,000 in any calendar year less the aggregate exercise price of shares under other stock options granted to that individual that vest in such calendar year. The 1996 Plan will terminate in December 2006. No options were granted under the 1996 Plan in years ended December 31, 2005 and 2004. As of December 31, 2005, options to purchase a total of 28,000 shares were outstanding and no shares remained available for future issuance under the 1996 Plan.

VTI Stock Option Plans

As part of the merger with VTI, we assumed the outstanding options of the four stock option plans maintained by VTI. These plans generally require the exercise price of options to be not less than the estimated fair market value of the stock at the date of grant. Options vest over a maximum period of four years and may be exercised in varying amounts over their respective terms. In accordance with the provisions of such plans, all outstanding options become immediately exercisable upon a change of control, as defined, of VTI. The plans will terminate in 2009. Options assumed as part of the merger with VTI totaled 361,605. No options were granted under these Plans in years ended December 31, 2005 and 2004. As of December 31, 2005, options to purchase a total of 223,000 shares of Glowpoint’s common stock were outstanding and no shares remained available for future issuance.

We have also issued stock options outside of our qualified plans in prior years though none in the years ended December 31, 2005 and 2004. At December 31, 2005, the total of these options outstanding was 1,422,000.

A summary of options granted, exercised and forfeited under our plans and options outstanding as of December 31, 2005 and 2004, is presented below (options in thousands):

	Number of Options	Weighted Average Exercise Price
Options outstanding, January 1, 2004	5,793	$3.12
Granted	1,626	1.31
Exercised	(782)	0.73
Forfeited	(1,539)	3.90
Options outstanding, December 31, 2004	5,098	2.68
Granted	943	1.35
Exercised	(50)	1.46
Forfeited	(995)	2.35
Options outstanding, December 31, 2005	4,996	$2.51

Shares of common stock available for future grant under company plans	638

Additional information as of December 31, 2005 with respect to all outstanding options is as follows (options in thousands):

	Outstanding			Exercisable
Range of price	Number of Options	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$ 0.75 - 1.20	1,327	8.82	$1.15	426	$1.16
1.26 - 3.00	1,080	7.53	1.74	684	1.82
3.03 - 3.10	1,256	1.30	3.03	1,256	3.03
3.39 - 3.97	1,101	5.59	3.76	1,016	3.79
4.13 - 5.50	228	4.84	5.03	228	5.03
6.00 - 9.84	4	0.99	8.14	4	8.14
$ 0.75 - 9.84	4,996	5.75	$2.51	3,614	$2.92

We have elected to use the intrinsic value-based method of APB Opinion No. 25 to account for awards under our employee stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying financial statements for stock options issued to employees because the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option.

Equity-based expense recognized in our consolidated statement of operations during the years ended December 31, 2005 and 2004 totaled $930,000 and $925,000, respectively, as described below. During the year ended December 31, 2005, we recorded amortization of deferred compensation from the issuance of restricted stock of $620,000, recognized $66,000 relating to stock options granted in 2004 and recognized $143,000 related to the extension of certain options and warrants and $101,000 related to the granting of warrants During the year ended December 31, 2004, we recorded amortization of deferred compensation from the issuance of restricted stock of $699,000 and recognized $67,000 related to the extension of certain options. In addition, we recorded consulting expense of $114,000 related to the issuance of stock options ($32,000 for options that vested in 2004) and interest expense of $45,000 related to shares of common stock issued to subordinated debenture holders in lieu of cash interest payments.

During the years ended December 31, 2005 and 2004, we received $74,000 and $570,000, respectively, from the exercise of stock options.

The exercise price of 814,668 warrants exercisable at $2.47 per share and 2,706,667 warrants exercisable at $1.85 per share at December 31, 2005 are subject to anti-dilution protection. These exercise prices have been subsequently reduced as a result of the March and April 2006 financing  and may be subject to further adjustment. A summary of warrants granted, exercised and forfeited and warrants outstanding as of December 31, 2005 and 2004, is presented below (warrants in thousands):

	Warrants	Weighted Average Exercise Price
Warrants outstanding, January 1, 2004	5,211	$6.09
Granted	2,257	2.74
Exercised	—	—
Forfeited	—	—
Warrants outstanding, December 31, 2004	7,468	4.64
Granted	3,340	2.37
Exercised	—	—
Forfeited	(1,052)	6.53
Warrants outstanding, December 31, 2005	9,756	$3.42

Additional information as of December 31, 2005 with respect to all outstanding warrants is as follows (warrants in thousands):

Range of Price	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price
$ 0.001 - 2.08	601	2.55	1.44
2.40 - 2.60	6,412	3.69	2.48
3.82 - 5.03	1,879	0.50	4.22
10.00	864	1.03	10.00
$ 0.001 - 10.00	9,756	2.77	3.42

Note 11 - Commitments and Contingencies

Employment Agreements

We have employment agreements with our President and Chief Executive Officer ("CEO") and our Executive Vice President and Chief Financial Officer ("CFO"), both of whom left Glowpoint in April 2006 (see Note 16). We also have an agreement with our Executive Vice President and Chief Technology Officer ("CTO"), who became Chief Operating Officer in March 2006 and then President and Chief Executive Officer in April 2006 (see Note 16) , such employment agreements provide for:

President and Chief Executive Officer - We entered into an agreement with the then CEO David Trachtenberg having a three-year term commencing October 15, 2003. Under the agreement, the CEO will receive a defined annual base salary for each year of employment, annual incentive compensation in an amount equivalent to fifty percent (50%) of his then annual base salary subject to the achievement of goals and metrics established by the CEO and the Compensation Committee of the board of directors, with such goals and metrics being updated on an annual basis. The agreement provided for an award of 360,000 shares of restricted common stock, the fair value of which was determined to be $1,116,000. Compensation expense for the shares of restricted common stock will be recorded over the life of the employment agreement. Compensation expense of $372,000 was recorded during both years ended December 31, 2005 and 2004. Under the agreement, we secured and paid the premium on a $2,000,000 life insurance policy payable to the CEO's designated beneficiary. Either we or the CEO may terminate his employment at any time, for any reason or no reason at all; however, if the CEO is terminated without cause or resigns for good reason or if he dies, he is entitled to one year of his then annual base salary, one year of his then annual incentive compensation, and one year of accelerated vesting on the restricted stock granted under the employment agreement. If the CEO's employment is terminated with cause or if he voluntarily resigns, he is entitled to his base salary and other benefits through the last day actually worked.

Executive Vice President and Chief Financial Officer - We entered into an agreement with the then CFO Rod Dorsey having a three-year term commencing December 7, 2004. Under the agreement, the CFO is entitled to annual base salary, annual incentive compensation in an amount equivalent to forty percent (40%) of his then annual base salary subject to the achievement of goals and metrics established by the President and CEO with such goals and metrics being updated on an annual basis. The agreement also provided for a grant of an option to purchase 125,000 shares of common stock under the 2000 Plan, vesting in three equal annual installments. Either we or the CFO may terminate his employment at any time, for any reason or no reason at all; however, if the CFO is terminated without cause or resigns for good reason or if he dies, he is entitled to six months of his then annual base salary, as well as the pro-rated amount of incentive compensation due as of the effective date of termination and one year of accelerated vesting of the stock options granted under the employment agreement. If the CFO's employment is terminated with cause or if he voluntarily resigns, he is entitled to his base salary and other benefits through the last day actually worked.

Executive Vice President and Chief Technology Officer--We entered into an agreement with the then CTO Michael Brandofino having a three-year term commencing January 1, 2001, which has been subsequently amended numerous times to reflect agreed upon annual base salary, incentive compensation and other stock option grants. Under the amended three year agreement, dated July 1, 2004, the CTO is entitled to an annual base salary in each year, an ability to earn annual incentive compensation in an amount equivalent to forty percent (40%) of his then annual base salary, subject to the achievement of goals and metrics established by the CEO, with such goals and metrics being updated on an annual basis. Compensation expense of $253,000 and $249,000 was recorded during the years ended December 31, 2005 and 2004, respectively. In addition, the CTO's agreement stipulates that if we enter into a sale agreement during the term of the agreement and the CTO realizes less than $200,000 from the exercise of all outstanding options, then he is entitled to a bonus in an amount equal to the difference between $200,000 and the amount realized. The agreement also provides for a grant of an option to purchase 100,000 shares of common stock under the 2000 Plan, with 25% vesting immediately and the remaining options vesting in three equal annual installments at the anniversary date of the agreement. Either we or the CTO may terminate his employment at any time, for any reason or no reason at all; however, if the CTO is terminated without cause or resigns for good reason or if he dies, he is entitled to one year of his then annual base salary and one year of accelerated vesting of the stock options granted under the amended employment agreement. If the CTO's employment is terminated with cause or if he voluntarily resigns, he is entitled to his base salary and other benefits through the last day actually worked.

Operating Leases

We lease several facilities under operating leases expiring through 2007. Certain leases require us to pay increases in real estate taxes, operating costs and repairs over certain base year amounts. Lease payments for the years ended December 31, 2005 and 2004 were $299,000 and $304,000, respectively.

Future minimum rental commitments under all non-cancelable operating leases are as follows (in thousands):

Year Ending December 31
2006	$441
2007	127
2008	3
2009	3
$574

Capital Lease Obligations

We lease certain equipment under non-cancelable lease agreements. These leases are accounted for as capital leases. Future minimum lease payments under capital lease obligations at December 31, 2004 of $35,000 were paid during 2005.

Note 12 - Income Taxes

We had no tax provision for the years ended December 31, 2005 and 2004. Our effective tax rate differs from the statutory federal tax rate for the years ended December 31, 2005 and 2004 as shown in the following table (in thousands):

	2005	2004
U.S. federal income taxes at the statutory rate	$(5,587)	$(5,401)
State taxes, net of federal effects	(986)	(953)
Nondeductible expenses	311	—
Beneficial conversion features	—	1,060
Nondeductible loss on extinguishment of debt	—	297
Change in valuation allowance	6,243	4,401
Adjustments to prior years’ options and other charges	—	419
Other	19	177
	$—	$—

The tax effect of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2005 and 2004 is presented below (in thousands):

Deferred tax assets:	2005	2004
Tax benefit of operating loss carry forward	$42,586	$36,076
Reserves and allowances	1,261	962
Accrued expenses	252	670
Goodwill	736	807
Equity based compensation	807	1,223
Fixed assets	118	—
Unrealized loss on derivative financial instrument	162	54
Other	—	8
Total deferred tax assets	45,922	39,800
Deferred tax liabilities:
Fixed assets	—	(121)
Sub-total	45,922	39,679
Valuation allowance	(45,922)	(39,679)
Net deferred tax assets	$—	$—

We and our subsidiaries file federal returns on a consolidated basis and separate state tax returns. At December 31, 2005, we have net operating loss (NOL) carry-forwards of $109,000,000 for federal income tax purposes which expire in various amounts through 2025. The utilization of a portion of our NOL is limited each year as a result of an "ownership change" (as defined by Section 382 of the Internal Revenue Code of 1986, as amended). Our NOL's may be subject to further limitation due to past and future issuances of stock. We provide a full valuation allowance, which increased by $6,243,000 and $4,401,000 during 2005 and 2004, respectively, against our deferred tax assets due to the uncertainly about the realization of such assets.

Note 13 - 401(k) Plan

We have adopted a 401(k) retirement plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan covers substantially all employees who met minimum age and service requirements. The plan was non-contributory on our part. Effective with the merger with VTI, we assumed the 401(k) Plan of VTI, combined its assets with those of the existing plan and began making contributions to the new plan. Employer contributions to the 401(k) plan for the years ended December 31, 2005 and 2004 were $43,000 and $26,000, respectively.

Note 14 - Related Parties

We receive financial and tax services from an accounting firm in which one of our directors is a partner. For the years ended December 31, 2005 and 2004, we incurred fees for these services of $10,000 and $23,000, respectively.

Note 15 - Quarterly Financial Data (Unaudited) - See Note 1

The following is a summary of our unaudited quarterly results of operations for the years ended December 31, 2005 and 2004 (in thousands, except per share amounts):

1st Quarter	2005	2004
Revenue	$4,202	$3,186
Gross margin (loss)	516	(353)
Loss from operations before other (income) expense	(3,934)	(3,759)
Net loss	(3,594)	(7,653)
Net loss attributable to common stockholders	(4,965)	(7,727)
Net loss per share - basic and diluted	$(0.13)	$(0.24)
Weighted average number of common shares - basic and diluted	39,100	32,363

2nd Quarter
Revenue	$4,397	$4,179
Gross margin	391	107
Loss from operations before other (income) expense	(4,553)	(3,803)
Net loss	(4,562)	(3,814)
Net loss attributable to common stockholders	(4,620)	(3,911)
Net loss per share - basic and diluted	$(0.10)	$(0.10)
Weighted average number of common shares - basic and diluted	46,046	37,390

3rd Quarter
Revenue	$4,558	$4,383
Gross margin	883	143
Loss from operations before other (income) expense	(4,394)	(4,219)
Net loss	(4,384)	(4,106)
Net loss attributable to common stockholders	(4,442)	(4,205)
Net loss per share - basic and diluted	$(0.10)	$(0.11)
Weighted average number of common shares - basic and diluted	46,046	37,921

4th Quarter
Revenue	$4,578	$4,119
Gross margin (loss)	961	(49)
Loss from operations before other (income) expense	(3,758)	(5,312)
Net loss	(3,894)	(334)
Net loss attributable to common stockholders	(4,004)	(433)
Net loss per share - basic and diluted	$(0.09)	$(0.01)
Weighted average number of common shares - basic and diluted	46,046	37,916

Net loss per share is computed independently for each of the quarters presented. The sum of the quarterly net loss per share figures in the years ended December 31, 2005 and 2004 does not equal the total computed for that year.

Note 16—Subsequent Events

In March 2006, we implemented a corporate restructuring plan designed to reduce certain operating, sales and marketing and general and administrative costs. The costs of this restructuring, approximately $1,200,000, will be recorded in the first quarter of 2006. As part of the restructuring initiative, we implemented management changes, including the departure of certain employees and the promotion of Michael Brandofino to Chief Operating Officer. We announced that David Trachtenberg, President and Chief Executive Officer since October 2003, and Gerard Dorsey, Executive Vice President and Chief Financial Officer since December 2004 had left Glowpoint. In connection with their separation, Messrs. Trachtenberg and Dorsey will be paid severance based upon their employment agreements of approximately $500,000 and $155,000, respectively, over the following year and receive other benefits (e.g., accelerated vesting of restricted stock or options) valued at approximately $180,000 and $7,000, respectively. The amount to be paid to them is a portion of the $1,200,000 of restructuring costs recorded in the first quarter of 2006. In April 2006, Mr. Brandofino was appointed President and Chief Executive Officer and a member of the Board of Directors, Edwin Heinen was appointed Chief Financial Officer, and Joseph Laezza was appointed Chief Operating Officer.

In March and April 2006, we issued senior secured convertible notes and warrants in a private placement offering to private investors. In the transaction, we issued $6,180,000 aggregate principal amount of our 10% Senior Secured Convertible Notes (“Notes”), Series A warrants to purchase 6,180,000 shares of common stock at an exercise price of $0.65 per share and Series B warrants to purchase 6,180,000 shares of common stock at an exercise price of $0.01 per share. Both warrants are subject to certain anti-dilution protection. The Series B warrants only become exercisable if we fail to achieve positive operating income, determined in accordance with generally accepted accounting principles, excluding restructuring and non-cash charges, in the fourth quarter of 2006. In addition, the Series B warrants will be cancelled if we consummate a strategic transaction or repay the Notes prior to the date we make our consolidated financial statements for the fourth quarter of 2006 available to the public. We also agreed to reduce the exercise price of 3,624,710 previously issued warrants held by the investors in this offering to $0.65 from a weighted average price of $3.38, and to extend the expiration date of any such warrants to no earlier than three years after the offering date. The new weighted average expiration date of the warrants will be 3.5 years from a previous weighted average expiration date of 2.9 years. Our costs related to the issuance of the notes were approximately $568,000, a portion of which represents placement fees of $494,000 to our placement agent. In addition, we issued to the placement agent warrants to purchase 618,000 shares of our common stock at an exercise price of $0.55 per share. The warrants are subject to certain anti-dilution protection. The $5,612,000 net proceeds of the offering will be used to support our corporate restructuring program and for working capital.

The Notes bear interest at 10% per annum, mature on September 30, 2007 and are convertible into common stock at a conversion rate of $0.50 per share. The Series A and Series B warrants are exercisable for a period of 5 years.

We are evaluating the accounting treatment of this transaction, including consideration of applicable accounting standards for derivative instruments.

In May 2006, we entered into a two-year employment agreement in connection with hiring our Executive Vice President and General Counsel (“GC”). Under the agreement, the GC is entitled to an annual base salary and, subject to the sole discretion of our Compensation Committee, annual incentive compensation in an amount equivalent to forty percent (40%) of his then-annual base salary, taking into consideration the achievement of goals and metrics established by the President and CEO, which goals and metrics shall be updated on an annual basis. The agreement also provided for a grant of 200,000 shares of restricted common stock, with 60,000 shares vesting upon commencement of employment and one-third of the remaining restricted shares (or 46,666 shares) vesting annually thereafter. Either we or the GC may terminate his employment at any time, for any reason or no reason at all; however, if the GC is terminated without cause or resigns for good reason or if he dies, he is entitled to six months of his then-annual base salary, as well as the pro-rated amount of incentive compensation due as of the effective date of termination and one year of accelerated vesting of the restricted stock under the employment agreement. If the GC’s employment is terminated with cause or if he voluntarily resigns, he is entitled to his base salary and other benefits through the last day actually worked.